Exhibit 99.1

Apple Hospitality REIT Acquires the SpringHill Suites by Marriott Las Vegas Convention Center

RICHMOND, Va. (December 28, 2023) – Apple Hospitality REIT, Inc. (NYSE: APLE) (the “Company” or “Apple Hospitality”) today announced the acquisition of the 299-room SpringHill Suites by Marriott Las Vegas Convention Center (the “Hotel”) for approximately $75 million, or $251,000 per key.

“Las Vegas, well known as a premier gaming and entertainment destination, has dynamically expanded in recent years with the arrival of major league sports teams, the Sphere and Formula 1 racing, to capture an even larger segment of leisure travel demand,” said Nelson Knight, President, Real Estate and Investments of Apple Hospitality. “In addition to robust leisure demand, the Hotel benefits from its proximity to the newly expanded Las Vegas Convention Center, one of the largest and busiest convention centers in the world, and its own indoor/outdoor function space. The attractive purchase price is just under a 10.7x multiple on trailing twelve-month Hotel EBITDA. With a strong recovery in overall demand, positive supply dynamics, the recent development and expansion of large-scale entertainment and convention venues, and the upcoming Super Bowl LVIII, we expect performance for Las Vegas and for this Hotel to continue to strengthen.”

The SpringHill Suites Las Vegas Convention center opened in October 2009 and is located at 2989 Paradise Road, Las Vegas, Nevada. Adjacent to the newly expanded Las Vegas Convention Center, the Hotel features premium amenities including spacious guest rooms, more than 10,000 square feet of flexible indoor and outdoor meeting space, a rooftop pool with views of the Las Vegas Strip, and a seven-story parking garage and surface lot with a combined total of 244 spaces. The surface lot is zoned and master planned for future development of additional hotel rooms. The Hotel is steps away from the gaming, dining and entertainment venues of the Las Vegas Strip and convenient to Allegiant Stadium, T-Mobile Arena, MGM Grand Garden Arena and Las Vegas Ballpark. According to data provided by STR for the trailing twelve months ended November 30, 2023, as compared to the same period of 2022, revenue per available room (“RevPAR”) for the Las Vegas Strip, NV submarket improved by more than 18%.

As previously announced, the Company continues to have two additional hotels under contract for purchase:

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An Embassy Suites by Hilton currently under development in downtown Madison, Wisconsin, for an anticipated total purchase price of approximately $78.6 million with an expected 260 rooms, which the Company anticipates acquiring in mid-2024 following completion of construction.
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A Motto by Hilton to be developed in downtown Nashville, Tennessee, for an anticipated total purchase price of approximately $96.7 million with an expected 256 rooms, which the Company anticipates acquiring in 2025 following completion of construction.

There are many conditions to closing on each of these hotels that have not yet been satisfied, and there can be no assurance that closings on these hotels will occur under the outstanding purchase contracts.

Following the acquisition of the SpringHill Suites Las Vegas Convention Center, the Apple Hospitality hotel portfolio includes 225 hotels with 29,900 guest rooms geographically diversified throughout 38 states.

About Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (“REIT”) that owns one of the largest and most diverse portfolios of upscale, rooms-focused hotels in the United States. Apple Hospitality’s portfolio consists of 225 hotels with 29,900 guest rooms located in 88 markets throughout 38 states as well as one property leased to third parties. Concentrated with industry-leading brands, the Company’s hotel portfolio consists of 100 Marriott-branded hotels, 120 Hilton-branded hotels and five Hyatt-branded hotels. For more information, please visit www.applehospitalityreit.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “outlook,” “strategy,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, but are not limited to, the ability of the Company to effectively acquire and dispose of properties and redeploy proceeds; the anticipated timing and frequency of shareholder distributions; the ability of the Company to fund capital obligations; the ability of the Company to successfully integrate pending transactions and implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions (including the potential effects of inflation or a recessionary environment); reduced business and leisure travel due to geopolitical uncertainty, including terrorism, travel-related health concerns, including COVID-19 or other widespread outbreaks of infectious or contagious diseases in the U.S.; inclement weather conditions, including natural disasters such as hurricanes, earthquakes and wildfires; government shutdowns, airline strikes or other disruptions; adverse changes in the real estate and real estate capital markets; financing risks; changes in interest rates; litigation risks; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a REIT. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. Readers should carefully review the risk factors described in the Company’s filings with the Securities and Exchange Commission, including but not limited to those discussed in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Any forward-looking statement that the Company makes speaks only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:

Apple Hospitality REIT, Inc.

Kelly Clarke, Vice President, Investor Relations

804‐727‐6321

kclarke@applereit.com

For additional information or to receive press releases by email, visit www.applehospitalityreit.com.